Exhibit 99.1

Transcript of Webcast Conference Call

Regarding Q2 Financial Results of

PDL BioPharma, Inc.

August 3, 2006

(4:30PM ET)

C O R P O R A T E    P A R T I C I P A N T S

Ami Knoefler

PDL BioPharma - Senior Director, Corporate and IR

Mark McDade

PDL BioPharma - CEO

Andrew Guggenhime

PDL BioPharma - CFO

Steven Benner

PDL BioPharma - SVP, CMO

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Bret Holley

CIBC World Markets - Analyst

Joel Sendek

Lazard Freres & Co. - Analyst

Jennifer Chao

Deutsche Bank - Analyst

Matt Roden

JPMorgan Chase & Co. - Analyst

George Farmer

Wachovia Securities - Analyst

Phil Nadeau

Cowen & Co. - Analyst

Craig Parker

Lehman Brothers - Analyst

Thomas McGahren

Merrill Lynch - Analyst

Katherin Xu

Pacific Growth Equities - Analyst

Jason Zhang

Prudential - Analyst

Kate Carr

Leerink Swann & Co. - Analyst

P R E S E N T A T I O N

Operator

Good day and welcome to the PDL BioPharma second quarter financial results conference call. Today’s call is being recorded. For opening remarks and instructions I would now like to turn the call over to Ms. Ami Knoefler, Senior Director, Corporate and Investor Relations. Please go ahead, ma’am.

Ami Knoefler

Good afternoon everyone, and thank you for joining us today. With me today are:

•	Mark McDade, Chief Executive Officer,

•	Andrew Guggenhime, Chief Financial Officer, and

•	Dr. Steven Benner, Chief Medical Officer

During today’s call, we will discuss our second quarter results and operational highlights, and provide an overview of our clinical development progress.

Let me remind you that the information we will cover today contains forward-looking statements regarding our financial performance, clinical milestones and other matters, and our actual results may differ materially from those expressed or implied in the forward-looking statements. Factors that may cause differences between current expectations and actual results are described in our filings with the Securities and Exchange Commission, copies of which may be obtained at the investor section on our website at www.pdl.com. The forward-looking statements made in this presentation should be considered accurate only as of the date of this conference call and presentation. Although we may elect to update forward-looking statements from time to time in the future, we specifically disclaim any duty or obligation to do so, even as new information becomes available or other events occur in the future.

Our discussion today will also include the presentation of non-GAAP measures of our performance in addition to our GAAP financial information. We believe that these non-GAAP financial measures provide added insight into our performance by focusing on our ongoing core operations. And we use these non-GAAP financial measures for our own measurement purposes. Please consider these non-GAAP financial measures in addition to, not as a substitute for, our GAAP financial measures. For a reconciliation between our non-GAAP financial measures and our most directly comparable GAAP financial measures, please consult the press release we issued this afternoon. Copies are available online in our investor section on our website at www.pdl.com.

I will now turn the call over to Mark McDade, PDL BioPharma’s Chief Executive Officer.

Mark McDade

Thanks, Ami.

As usual, we’ll try to cover a broad amount of ground to give you our perspective on the first quarter and the first half of 2006. In my view, revenues, earnings and cashflow have never been stronger, even as we have encountered disappointment in just announced pipeline results.

We experienced significant revenue growth during the quarter, driven largely by sales of Cardene, for which revenue was up 47 percent from the prior year period, and royalties received from Genentech due to continued growth of Herceptin and Avastin.

Our earnings for the quarter and the first six months of 2006 significantly exceeded expectations. And tied to this, our cashflow from operations for the first half was just under $44 million, compared to negative cashflow for the comparable period last year.

On the development front, we are disappointed that topline results showed terlipressin did not meet its primary endpoint in the phase 3 trial in hepatorenal syndrome. Yet we remain confident in our two later stage programs, Nuvion and ularitide, which Steve will review during his clinical update a bit later in the call. We are continuing to see the fruits of our antibody research program with a new myeloma antibody to enter the clinic later this year and several promising candidates in early stage development.

And during the quarter, our new antibody manufacturing facility in Minnesota has commenced production of antibody to support our clinical trials, paving the way for PDL to produce biologics on a commercial basis, and marking completion of this strategic asset on schedule and under budget.

With that brief overview, let me now turn the call over to Andrew Guggenhime, our Chief Financial Officer, for a review of our second quarter financial results.

Andrew Guggenhime

Thanks Mark and good afternoon everyone.

In the second quarter, total revenues increased 29 percent to $104.3 million from $81.0 million in the second quarter of 2005. This revenue increase reflects continued growth in our royalty revenues and solid underlying demand for our marketed products.

PDL recorded net product sales of $39 million in the second quarter, compared to $38.6 million during 2005. Sales of our three marketed products, Cardene I.V., Retavase and IV Busulfex, comprised 100 percent of net product sales during 2006, whereas in the second quarter of last year, sales of these three products comprised 95% of total net product sales. In the first quarter of this year, we divested the off-patent, branded products which had contributed to our net product sales in prior quarters. I’ll now review the performance of each of our individual products.

Cardene I.V., our IV anti-hypertensive agent used when oral therapy is not feasible or desirable, continues to be the key growth driver among our marketed products. For the second quarter, Cardene IV sales were $24.4 million as compared to $16.7 million during the same period in 2005. This strong year-over-year growth of 47 percent reflects the continued efforts of our sales professionals to maximize opportunities for Cardene in both the neurology and vascular areas. Cardene sales have been driven by increased unit growth linked to greater hospital penetration and implementation of marketing strategies that drive physician awareness of Cardene’s benefits and advantages over other IV anti-hypertensive products. As we disclosed in our Q1 10-Q, we implemented a price increase for Cardene in January of this year, which also contributed to the increase in revenue.

As compared to the first quarter of this year, Cardene net product sales declined slightly, principally as a result of our change in estimate in the second quarter with regard to sales return reserves as I’ll discuss in a moment. However, the underlying demand for Cardene remains solid, with NDC data reflecting a 10 percent increase in Cardene gross sales in Q2 as compared to Q1 of this year. This growth rate closely correlates with our gross sales for the product. We expect Cardene will continue to drive the growth of our marketed portfolio.

Second quarter 2006 sales of Retavase, our novel thrombolytic for use in acute myocardial infarctions, or AMI, were $8.1 million versus $14.0 million during the prior year period. This decrease was largely due to the contraction of the overall thrombolytic market during 2005, as well as a lack of effective promotional efforts on the product at the time we acquired it in March of last year. Despite this year-over-year decline, we are extremely pleased with the more recent performance of Retavase, driven largely by our sales and promotional efforts, and the overall lytic market trends.

As compared to the first quarter of this year, net sales of Retavase increased 24 percent in the second quarter. Second quarter Retavase market share was 47 percent, the highest in PDL’s brief history with the product. We are certainly encouraged by this recent performance and the future potential of Retavase based upon our revamped marketing initiatives.

Sales of our third marketed product, Busulfex, a conditioning agent used in bone marrow transplantation, were $6.6 million during the second quarter of 2006 compared with $5.9 million in the prior year period. This 12 percent year-over-year increase was driven by continued growth in both US and international markets, where we sell through distributors, as well as a price increase effective in January of this year. Thanks to the efforts of our Asian distribution partner Kirin, additional regulatory approvals were received this year for Japan and Thailand should contribute further to international sales growth.

As noted in our press release, net sales of all three products during the second quarter of 2006 were reduced by total charges of approximately $5.6 million associated with a change in PDL’s estimate for product return reserves. This current period change in estimate was based primarily on actual product returns experienced in the second quarter and additional visibility into channel activities. We believe the current reserve levels better reflect our projected level of future level of returns. Separately, we are satisfied with our visibility into the channel and have inventory levels that are in line with our corporate targets as well as industry standards.

Our total net product sales for the quarter were positively impacted by approximately $1.5-2.5 million as a result of additional product shipments we made in the last week of the quarter. Due to the 4th of July holiday, most of our wholesalers had limited staff resources during the first week of July, impacting their ability to service all of their customers and disrupting their ordering schedules. As a result, and, consistent with industry practice, they requested that we ship additional product in the last week of June to satisfy demand for our products in the first week of July 2006. The $1.5-2.5 million impact represents our estimate of shipments that occurred in Q2, and the resultant sales that we recognized, that otherwise would have occurred in Q3.

Now let me turn to royalty revenues, which increased 44 percent during the second quarter to $54.0 million, compared with $37.5 million in the same period last year. Key drivers of this growth were Genentech’s Avastin and Herceptin, which, during the second quarter of 2006, comprised 29 percent and 36 percent, respectively, of overall royalty revenues. During the quarter, PDL received royalty revenues from six licensed antibody products.

License, collaboration and other revenues, our third revenue component, increased to $11.3 million in the second quarter from $4.9 million in the same period last year. This increase is primarily due to revenues from the Biogen Idec and, to a lesser degree, Roche collaborations we entered into last year, principally driven by an increase in revenue from R&D services related to these collaborations which comprised 68% of total license, collaboration and other revenue in the period.

Turning to expenses, our cost of product sales was $21.5 million in the second quarter compared to $20.1 million in the same period in 2005. Excluding non-cash amortization of product costs associated with the acquisitions of ESP Pharma and the rights to Retavase, non-GAAP cost of product sales was $10.9 million, compared to $8.2 million in the second quarter of 2005, representing gross margins of 72% in Q2 of this year as compared to 79% in Q2 of last year.

Our cost of product sales in the second quarter of 2006 was higher than anticipated due to a $2.5 million charge associated with analyzing and improving the Retavase manufacturing process with one of our contract manufacturers. Essentially, we have been experiencing higher than expected batch failure rates with a contract manufacturer on the manufacturing of the Retavase API. In an effort to address this issue, we have temporarily halted manufacturing of Retavase API to run test batches for the purpose of analyzing and improving the process. The $2.5 million charge had a negative impact of 6% to our gross margins in the period.

I’ll remind you as described previously that we expect our margins to expand over the balance of the year, not because we expect drastic improvements in our operations, but simply due to the nature of our out-bound royalty agreements.

Research and development expenses increased to $61.9 million in the second quarter of 2006 compared to $40.3 million in the second quarter of 2005. On a non-GAAP basis, R&D expenses were $51.0 million compared to $36.4 million in the same period in the prior year. The increase over 2005 reflects increased spending on a number of our programs, particularly ularitide, Nuvion and daclizumab. We expect our R&D costs to continue to increase throughout 2006, particularly as the later stage program for ularitide in Europe gets underway. On a GAAP basis, the increase also was attributable to a $3.7 million increase in depreciation allocated to R&D and a $3.2 million increase in stock-based compensation costs. Steve will provide a more detailed review of the status of our pipeline programs following my comments.

SG&A expenses increased to $25.3 million, compared to $19.8 million in the second quarter of 2005. Non-GAAP SG&A expenses, which exclude depreciation and stock-based compensation costs, were $22.4 million compared to $19.2 million in 2005. These increases were primarily associated with personnel-related expenses as a result of the expansion of our sales and marketing team during 2005 subsequent to the acquisitions of ESP Pharma and the rights to Retavase. Total SG&A headcount increased 48% year-over-year. The increase in GAAP SG&A was also impacted by a $2.2 million increase in stock-based compensation costs as a result of FAS 123(R).

Total costs and expenses were $111.8 million in the second quarter of 2006 compared with $83.5 million in the second quarter of 2005. On a non-GAAP basis, costs and expenses during the second quarter were $84.2 million compared to $63.9 million in the prior year. A complete reconciliation of our non-GAAP results with comparable GAAP measures is included in the tables attached to today’s press release.

Our GAAP net loss for the second quarter of 2006 and 2005 was $6.1 million and $3.4 million, respectively, or $0.05 and $0.03 per basic and diluted share.

Our non-GAAP net income for the second quarter of 2006 was $20.1 million or $0.18 per basic and $0.17 per diluted share, compared with non-GAAP net income of $17.1 million, or $0.16 per basic and diluted share in the second quarter of 2005. Non-GAAP diluted EPS excludes the approximately 23 million shares underlying our convertible notes.

PDL’s balance sheet continues to strengthen. In the first six months of 2006, we generated $43.6 million in cash flow from operating activities, a $46 million increase over the $2.4 million used in operating activities in the first six months of 2005. This strong operating cash flow year-to-date, combined with $31.7 million in cash received related to a note repayment and approximately $20 million in proceeds from option exercises, offset by about $17 million in capital expenditures, drove an $80.4 million increase in our cash, cash equivalents, marketable securities and restricted cash balances as compared to year-end 2005.

Before I move on to our thoughts on the remainder of the year, I’d like to spend a moment discussing the financial implications of our recent announcement regarding plans to move our corporate headquarters from Fremont to Redwood City, scheduled to take place in the third quarter of 2007. Those of you who have visited us in Fremont know that PDL is essentially out of space in our current location, where most of our leases expire in the near future. Currently, slightly more than half of our 1,000 employees are based in Fremont. We expect our California-based headcount will increase as we expand our clinical and commercial activities. Over the last several years, PDL has evaluated a broad range of alternatives with respect to our space requirements and believe that moving to Redwood City is the most cost-effective and appropriate solution to address our needs. The new 450,000 square foot facility will bring all our employees in California closer together in two existing buildings: an administrative building that is nearly move-in ready and a second building shell that will be built out to house our research and process development operations.

We anticipate capital expenditures related to the build out of facilities at the Redwood City site of approximately $70-$80 million spread over the second half of 2006 and full-year 2007. We expect less than 25 percent of these costs to be incurred this year. The costs will also be slightly offset by the anticipated proceeds of the sale of two buildings on our current campus. Depreciation of these capital expenditures will not commence until we take official occupancy of the facilities, which as we indicated earlier, is expected to occur in the third quarter of 2007.

As we indicated in our press release today, we are not updating our financial guidance as provided on our last call on May 2, 2006. We remain confident in achieving the non-GAAP net income guidance we provided at that time of $8 to $23 million, and expect to come in now at the higher end of that range. There are a number of variables that will impact the timing of and overall results for the year, including the pace of our clinical programs, the progress of our joint development programs with partners Biogen Idec and Roche and the rate at which we bring on new employees as we implement these programs and drive our other initiatives.

Having issued our updated guidance only three months ago, and in light of the numerous activities and initiatives underway at PDL, we feel it is premature to refine those estimates at this time. In terms of overall trends, we do expect our expenses to increase in the back half of the year as compared to the first half, the majority of that increase expected to be in R&D.

On the revenue side, we are not updating our guidance with regard to product sales despite the impact of the change in estimate on our net product sales this quarter as discussed earlier. Let me also remind you, as we’ve disclosed previously, that our royalty revenue will be impacted as usual by the seasonality of Synagis, marketed by MedImmune. This product has significantly higher sales in the fall and winter, which typically results in much higher royalties received by us in the first and second quarters of each year than the third and fourth quarter.

Based on our results for the first half of the year and our current full year expectations as indicated previously, it is possible that we may operate in a slight non-GAAP loss position in either or both the third and fourth quarter of 2006, based largely on the timing of the incurrence of development program related expenses. For full year, however, we do expect to come in at the mid to high end of our previously stated non-GAAP net income range. As we’ve stated before, we are focused on our full-year results and long-term growth, recognizing that quarter-to-quarter results may fluctuate.

Before I turn the call over to Steve for a clinical update I do want to mention that I’ve enjoyed meeting many of you recently at investor conferences and other venues during the past quarter. I value your feedback and input on how we can make our ongoing interactions informative and relevant. We have a busy fall conference season planned, as well as our November R&D Update, and I look forward to meeting more of you in the weeks and months ahead.

With that I’ll turn the call over to Steve.

Steve Benner:

Thanks Andrew. I would like to update you on key efforts related to our clinical-stage pipeline.

We recently unblinded topline results of a Phase 3 clinical trial conducted by our partner, Orphan Therapeutics, which evaluated the safety and the potential effect of terlipressin on kidney function and survival in patients with type 1 hepatorenal syndrome, a complication associated with advanced liver disease. The trial enrolled 112 patients at 30 liver disease centers in the United States and five centers outside of the United States. You may recall that we obtained rights to terlipressin in the US and Canada when we acquired ESP Pharma in March of last year. As indicated in our press release prior to the call, the study did not meet its protocol defined primary endpoint. The primary endpoint was the incidence of treatment success at day 14, defined as the percentage of patients alive with a reversal of HRS — which means serum creatinine at or below 1.5 milligram per deciliter, for at least 2 measurements 48 hours +/- 2 hours apart without dialysis and recurrence of disease. There was, however, a trend toward treatment success in the terlipressin treated patients that did not reach statistical significance. We will work with Orphan Therapeutics to further analyze the study results. Until discussions with the FDA occur, we cannot determine what further development steps would be required to move this program forward, or whether PDL would elect to move forward, but we do believe that any potential registrational effort is significantly delayed. We anticipate that the full trial results will be presented later this year at a scientific meeting.

Nuvion, or visilizumab, our humanized anti-CD3 antibody, is in development for the treatment of IV steroid-refractive ulcerative colitis. During the second quarter, we continued to enroll patients in the Phase 2/3 pivotal trial. Pending a drug safety monitoring board analysis or DSMB analysis of the first pivotal trial, we plan to initiate a second pivotal Phase 3 study. The DSMB analysis of the first study is triggered by the enrollment of 60 patients. Due to the fact that the trial requires a challenging inclusion of placebo-treated patients, together with slower than expected start-up of both US and European sites, enrollment has occurred more slowly than expected. This has pushed our estimated DSMB decision point out to second quarter 2007. This will likely push back our anticipated launch of Nuvion in both the EU and US, depending on regulatory review and approval timelines, and we intend to provide an estimate as to our target BLA filing after the DSMB review. While we will not be aware of the DSMB’s specific findings, we do intend to announce advancement into the next phase as well as the launch of the second Phase 3 study when we learn the outcome of their review.

At the Digestive Disease Week conference in May, researchers presented data suggesting Nuvion’s clinical activity in pre-treated moderate to severe Crohn’s disease patients, and some additional data was presented supporting the potential for Nuvion as a treatment for ulcerative colitis patients. While we are encouraged by the Crohn’s disease results, we are currently focusing our development efforts on the ongoing Phase 2/3 study in patients with IVSR-UC and subsequent registrational efforts in this important unmet medical condition.

Ularitide, a natriuretic peptide, derived from the pro-hormone of ANP, showed promise in a randomized, placebo-controlled Phase 2 trial (the SIRIUS II trial) last year for acute decompensated heart failure. We have now completed the Scientific Advice process with the EMEA and defined the program to support EU registration. The next step in Europe is to conduct two pivotal trials to support the registration of ularitide in the EU. The first study will be a 3000 patient trial of ularitide versus placebo as an addition to standard care in hospitalized patients with acute decompensated heart failure. We expect this study to be open for enrollment by the end of this year. The second registrational study of 300 patients, assessing the hemodynamic effects of ularitide, is expected to begin in the first half of 2007.

In the U.S., our next step requested by the FDA is a small study of approximately 40 heart failure patients to address the safety of higher ularitide doses. We are finalizing the protocol and, following completion of this study, we would expect to hold an end of Phase 2 meeting with the FDA in the second half of 2007. We believe that this meeting would be important to gain an understanding of the requirements for ularitide registration in the U.S. which we continue to believe is approximately one year behind European registration.

Volociximab, also known as M200, is an anti-angiogenic antibody that binds to the alpha 5 beta 1 integrin and is under development in collaboration with our partner Biogen Idec for the treatment for solid tumors. At the American Society of Clinical Oncology meeting in June, interim results were presented from three Phase 2, open-label clinical trials of volociximab administered as 10 milligrams per kilogram intravenously every two weeks as either a single agent or in combination with chemotherapy as part of the treatment regimens for metastatic renal cell carcinoma, adenocarcinoma of the pancreas and melanoma.

Along with our investigators, we are encouraged by the early signs of tolerability and activity suggested by these exploratory trials. With Biogen Idec, we expect to provide further details later this year about our joint plans for further trials of volciximab, as well as the completion of our ongoing studies.

In collaboration with our partner, Roche, the next step in the development of daclizumab, our anti-IL-2 receptor antibody in asthma, is a Phase 2b dose range finding study that we hope to advance in collaboration with Roche later this year. In addition, we are continuing to construct our development plans for daclizumab in the area of chronic transplantation, and expect to provide further details of our plans later this year, though no studies are expected to commence prior to 2007.

As part of our collaboration with Biogen Idec, we expect initial results from our first Phase 2 study evaluating daclizumab plus beta interferon versus beta interferon alone in relapsing remitting MS patients, to be available in the first half of 2007. A second monotherapy trial is expected to start in the third quarter of this year using the PDL-manufactured antibody as a monotherapy in relapsing-remitting MS patients. Biogen Idec will lead this study which will principally be conducted in Europe. The monotherapy trial is planned as a randomized, placebo controlled study, evaluating three daclizumab dosing regimens. This study will have an MRI endpoint and is expected to enroll 264 patients.

The third antibody in our Biogen Idec collaboration, fontolizumab, or HuZAF, has been under study in a small proof of concept Phase 2 trial in severe rheumatoid arthritis. Based on preliminary evaluation of this open label study in patients who were refractory to other agents, HuZAF did not show positive results. Based on these data, we and our partner Biogen Idec have agreed to discontinue evaluation of HuZAF in rheumatoid arthritis and the companies have no plans for development in other indications at this time.

Our newest therapeutic program, a humanized antibody that binds to an undisclosed target, is currently on schedule to begin enrollment in the first clinical study during the fourth quarter of this year. This novel, internally developed antibody is a potential treatment for multiple myeloma. We have recently filed an IND in the United States for this antibody, to allow us to begin clinical trials. This antibody, together with more details pertaining to all of our existing clinical programs, will be described in greater detail at our R&D day scheduled for this fall.

I’ll now turn the call back over to Mark.

Mark McDade

Thanks Steve.

As a wrap-up, I wanted to provide some perspective on the quarter, the first half and the outlook for full year 2006 and beyond.

Financially and commercially, the second quarter provided solid revenue and earnings growth across multiple parameters. Total product sales increased significantly versus prior year, with Cardene leading the way. Retavase, meanwhile, reversed its declining sales trend, and posted our highest ever market share under PDL ownership at 47% unit share for the second quarter, based on NDC data. Our quarterly revenues also exceeded $100 million for the first time in our history, a remarkable accomplishment given full year total revenues were only $96 million for all of 2004. Earnings increased over prior year period due to revenue growth and careful expense management, the latter in part due to slower than expected enrollment of Nuvion. With cash generation of roughly $80 million in the first half of 2006, or about $50 million excluding the impact of the repayment to us of a promissory note, we are optimistic about our ability to sustain and grow PDL, ending the second quarter with roughly $414 million in cash, cash equivalents and marketable securities. Clearly, the sales of our own products has dramatically enhanced our ability to generate cash, thanks to the terrific ongoing efforts of our sales and marketing crew.

From a development standpoint, the second quarter and subsequent weeks have been busy. We were obviously disappointed to learn this week that results of the terlipressin Phase 3 pivotal study were negative, but we’ll be working with our partner, Orphan Therapeutics, to review the data and carefully determine the most appropriate next steps. And as Steve just mentioned, with limited HuZAF results in a pilot RA study, we and our partner Biogen Idec have no further plans at present for development of this antibody.

This means we are more focused than ever on our most advanced programs, Nuvion and ularitide. For Nuvion, we’ve faced stiffer than expected enrollment challenges but are focusing additional resources to close the gap, now aimed at reaching a DSMB decision point not later than Q2 ‘07, roughly six months behind our original track. For ularitide, we commenced partnering efforts for the program aimed at establishing either a European or a worldwide collaboration. Multiple discussions are underway, and we hope to conclude a partnership in 2007, which could favorably impact our overall development efforts with increased partner resources, optimize the commercial launch timing and sales potential for ularitide worldwide, and mitigate the near-term development expense impact if we entered into a shared-cost arrangement similar to our existing partnerships.

So, for our first six months of 2006, I believe our strong financial performance and steadily improving balance sheet are a testament to successfully accelerating our path to become commercial and sustainable based on our strategic moves in 2005. Our focus on our two most advanced clinical programs has never been sharper, and we’ve made internal team changes to provide additional staffing and resources to keep these programs on track from here. We’re obviously disappointed by the significant terlipressin setback, but will seek to address the gap with increased in-license efforts to acquire or obtain rights to a novel acute care product, while we continue our ongoing partnering discussions for ularitide. In my view, so long as we continue to maintain a balanced focus on execution of development and commercial results, our financial results should be consistent with our aims expressed in Vision 2010.

As usual, I’d like to thank all of the PDL team, including our collaborators and partners, as well as our shareholders, for your ongoing efforts and your enthusiastic support.

Now I’llturn the call back to you, Ami.

Ami Knoefler

Thanks Mark, Andrew and Steve. Operator, at this time, please begin the question and answer session.

Q U E S T I O N    A N D    A N S W E R

Operator

[OPERATOR INSTRUCTIONS]

We will take our first question from Bret Holley with CIBC World Markets.

Bret Holley - CIBC World Markets - Analyst

Hi. I’ve got a question about the royalty guidance. Have you heard from Genentech that there has been a buy in for Lucentis? And with the launch of both Lucentis and Tysabri, can we get a little bit more details on where you see that guidance going for the year?

Andrew Guggenhime - PDL BioPharma - CFO

Sure, Bret, this is Andrew. I will take that question. I guess first as you know the company typically does not reflect in its guidance any products that haven’t been approved. And with respect to Lucentis, we do believe that the product is subject to our humanization patent but at this time have not received any royalties from Genentech.

Bret Holley - CIBC World Markets - Analyst

I guess the question was have you received notice from Genentech that they intend — that it will be covered under their license for the target which is VEGF which they took for Avastin.

Andrew Guggenhime - PDL BioPharma - CFO

No, we have not.

Bret Holley - CIBC World Markets - Analyst

Is there a 30-day window after launch that typically you have to hear that information?

Andrew Guggenhime - PDL BioPharma - CFO

Basically, Bret, the agreement calls for us learning in the subsequent quarter whether or not we are receiving royalties.

Bret Holley - CIBC World Markets - Analyst

So could it happen any time this quarter, then?

Andrew Guggenhime - PDL BioPharma - CFO

That would be a third quarter event, that’s correct.

Bret Holley - CIBC World Markets - Analyst

And did — the license for Tysabri is in place, correct?

Andrew Guggenhime - PDL BioPharma - CFO

That’s correct. As you know we had been generating royalty revenue on Tysabri prior to it being pulled off the market, that’s correct.

Bret Holley - CIBC World Markets - Analyst

So we should assume there will be some update on — the numbers of the guidance now does not include those two products, is that correct?

Andrew Guggenhime - PDL BioPharma - CFO

That’s correct. Recall as you know we recognize our revenue one quarter in arrears, so for Tysabri, the impact to us would only be in Q4 depending the other underlying sales in the quarter.

Bret Holley - CIBC World Markets - Analyst

Thank you.

Andrew Guggenhime - PDL BioPharma - CFO

Thank you, Bret.

Ami Knoefler - PDL BioPharma - Senior Director, Corporate and IR

Operator, we’ll take our next question.

Operator

We will take our next question from Joel Sendek with Lazard Capital Markets.

Joel Sendek - Lazard Freres & Co. - Analyst

Hi. Thanks I have a question about the $5.6 million charge. And so I want to know if that’s a recurring charge and, if not, is it true with the true demand for the drugs be on the order of $44 million? And then a follow on — a follow on question to that afterwards, thanks.

Andrew Guggenhime - PDL BioPharma - CFO

Sure, Joel, this is Andrew. Just on the first part of your question, in accordance with our policy which I expect is pretty consistent across most companies you talk to, we review the estimated rate for product sales returns on a quarterly basis and in the second quarter this year, based on actual returns experienced as well as getting additional visibility into channel inventory levels, we changed our estimates for product sales to better reflect the projected future level of returns. That had a specific $5.6 million impact in the quarter. We would not expect, that is in part to essentially true up revenues made to date over the life of the product based on our current estimate of the appropriate level of returns. We would not expect that obviously to be the go forward impact only because on a go forward basis provided the return level rates were consistent it would be based off of one quarter’s worth of revenue. So, theoretically absent the change in estimate, the revenues in the underlying demand would have been higher by $5.6 million. Also let’s — just to be fair — the caveat that, as I mentioned on the call, that we had about $1.5 to $2.5 million in revenue impacted by the additional shipment we made in June to account for the slow down in the first week of July by our wholesalers.

Joel Sendek - Lazard Freres & Co. - Analyst

Right. So that kind of offsets it. Okay. That clears it up because you are kind of paying the price now for return amounts that were incurred in previous quarters. The follow on to that is, can you give us some sense for how much of that $5.6 million is applicable across the three products?

Andrew Guggenhime - PDL BioPharma - CFO

Yes, ballpark, I don’t have the specific numbers in front of me but about the half of that change in estimate that current period charge of the change in estimate was related to Cardene, about a third was related to Retavase, and the remember to both Busulfex and the off patent branded products that we’ve now divested.

Joel Sendek - Lazard Freres & Co. - Analyst

Okay. And just one final question. You said that there was something, one of the guidance pieces was at the high-end of the range, I just missed which, I think it was an expense —

Andrew Guggenhime - PDL BioPharma - CFO

Bottom line—so non-GAAP net income—we expect to be at the mid to high-end of the range.

Joel Sendek - Lazard Freres & Co. - Analyst

Is there another one you said on the high-end or is that the only one?

Andrew Guggenhime - PDL BioPharma - CFO

That’s the only one.

Joel Sendek - Lazard Freres & Co. - Analyst

Thank you.

Operator

We’ll go next Jennifer Chao with Deutsche Bank.

Jennifer Chao - Deutsche Bank - Analyst

Thanks for taking the questions. Congratulations on a solid quarter. It looks like the royalty revenue line was certainly higher than expectations. Just wanted to clarify on your previous financial guidance to what extent did that guidance anticipate or assume launches for Lucentis and Tysabri and also expanded labels for Herceptin and busulfan and then I have a follow up.

Andrew Guggenhime - PDL BioPharma - CFO

I guess the short answer is none of the above; the previous guidance does not assume royalty revenue from any products which at the time had not been approved.

Jennifer Chao - Deutsche Bank - Analyst

Okay. That certainly is encouraging. On the terlipressin front, now I guess I want to be direct and ask, is it really worth it to continue to pursue it given the peak sales opportunity didn’t really look that compelling to begin with, number one? And then, number two, is there something now clearly there is, there’s a trend on the clinical front that’s manifesting itself in a number of delays in trials and I’m wondering, does this really encourage you to go back and address maybe tightening up some of the clinical strategy and making some important necessary changes? Thanks.

Andrew Guggenhime - PDL BioPharma - CFO

Sure, on the terlipressin front, as you recall that trial was ongoing when we acquired ESP. That trial was conducted by Orphan Therapeutics. We believed it was an important opportunity as a hospital focused product for severe unmet medical need with a lot of the attraction being the fact that it would be a relatively near term opportunity. As I suggested, having seen that the primary endpoint was not met, additional discussions will need to be held with the FDA to determine what would be necessary for registration. As I alluded to in the script, we will be looking very carefully at those FDA comments and if the time line of potential pay-offs for further investment in terms of making a decision about whether or not we would be taking that program forward.

Mark McDade - PDL BioPharma - CEO

If I can add both to the first and then maybe address the second as well. This is Mark. I would remind you that the terlipressin study was not a trial designed by PDL but designed by our partner and executed by our partner, Orphan Therapeutics, and it’s something that we brought in as a consequence of the ESP Pharma acquisition.

So on your second point, we are aware of a few of the disappointments from an execution standpoint and I think Steve and his team have been both bringing in additional resources, changing personnel and we think making the types of necessary changes to, as I said on the call, keep these programs on track from here. I’d also note that with HuZAF no longer going forward at least at present based on our agreement with Biogen IDEC, it allows us greater clarity of focus on Nuvion and ulcerative colitis and because we are now doing anything on Crohn’s and on ularitide and that’s where our real focus is at present, Jen. I hope that gives you clarity in terms of what we are doing to shift things and put even greater focus on fewer programs at PDL.

Jennifer Chao - Deutsche Bank - Analyst

Okay. Thank you.

Operator

We will take our next question from Geoff Meacham with JP Morgan.

Matt Roden - JPMorgan Chase & Co. - Analyst

Hi, this is actually Matt Roden in for Geoff. We are wondering if you could share with us your thoughts on ularitide partnering, specifically how we should think about what a deal could look like and what sort of minimum economics you would need to have for a deal?

Andrew Guggenhime - PDL BioPharma - CFO

Well, we don’t comment on the minimum economics. What I suggested on the call and what we’ve talked about previously is that as, if there’s a guide you can look at our Roche and our Biogen IDEC, 50/50 style collaborations as a basic template for what we are looking for. As I mentioned we are in discussion on both European-only deals as well as worldwide collaborations, both of which would look somewhat like our existing relationships. So obviously on the economic front we will do our best to drive to the kinds of value we think is representative of a later stage drug, which ularitide is.

Matt Roden - JPMorgan Chase & Co. - Analyst

Thank you.

Operator

We’ll take our next question from George Farmer with Wachovia Securities.

George Farmer - Wachovia Securities - Analyst

Question to do with Nuvion and ulcerative colitis. Steve, you mentioned the delay was probably due to the fact that there was a placebo arm in this trial and that in fact may have been holding up enrollment. How do you expect this to be remedied any time soon, and are you facing competition from Remicade being on the market?

Steven Benner - PDL BioPharma - SVP, CMO

I think actually there were two factors, I think, that were most significant with regards to the delay in enrollment and actually the most significant factor was the time for study start up and site initiation. So it was actually getting the sites open with drug under the appropriate approval so that the sites could actually be screening and enrolling patients. That was the most important factor. Clearly in this setting where we are taking patients that are difficult to find for a clinical trial and where one of the treatment choices is placebo, in addition to standard care, adds some complexity in terms of explaining the trials to the patients. But that’s really not I think as significant a factor. In addition we’ve also got a planned imbalance and randomization. So there’s a two-to-one randomization with most patients receiving the active drug.

George Farmer - Wachovia Securities - Analyst

So the fact that you are having difficulty finding patients for this clinical trial, does that really speak to the overall market potential for this drug?

Steven Benner - PDL BioPharma - SVP, CMO

I don’t think so because as we’ve now seen sites come on line we are seeing accrual go back up to the rates that we had initially targeted.

George Farmer - Wachovia Securities - Analyst

Okay. Thanks.

Operator

We’ll take our next question from Phil Nadeau with Cowen.

Phil Nadeau - Cowen & Co. - Analyst

Thanks for taking my questions. The first is on the price increase, you mentioned that were a Cardene and Busulfex price increase in the year. What was the magnitude of those increases?

Andrew Guggenhime - PDL BioPharma - CFO

This is Andrew, I will take that question. Yes, in January there were increases for both Cardene and Busulfex. We did not implement a price increase for Retavase. We do not quantify the price increase but suffice it to say it was within industry standards.

Phil Nadeau - Cowen & Co. - Analyst

My second question is on Cardene itself. It did grow quite impressively in the quarter. It’s my impression that the patent for that expires in 2009, is that correct, and if so, do you have any extension strategies that you are implementing or plan to implement?

Mark McDade - PDL BioPharma - CEO

November, 2009, is correct, on the product. If we are successful in obtaining pediatric exclusivity we could gain up to an additional six months and we are working on that. I can’t comment on further activity that we are undertaking for Cardene but we obviously value the franchise.

Phil Nadeau - Cowen & Co. - Analyst

And by my calculations, the overall product sales grew about 17% year over year in the quarter. If you add in and take out the different one time events, and that’s a little bit below your guidance for long-term growth. How do you hope to reaccelerate the growth to hit your long-term targets?

Mark McDade - PDL BioPharma - CEO

Phil, that’s a good question. I think if you take Q2 in isolation it’s probably not a great representation because certain of our products—particularly Cardene which represents anywhere between 60% and 70% of our product revenue—we typically are seeing the majority of the revenue occur in the back half of the year, specifically the fourth quarter which if you look at the last three years represents about 30% of annual revenue. So we tend to focus more on full year-over-year growth.

Phil Nadeau - Cowen & Co. - Analyst

Okay. Perfect. Thank you.

Operator

We’ll hear next from Craig Parker from Lehman Brothers.

Craig Parker - Lehman Brothers - Analyst

Hi, I know there’s bound to be a lot of confusion about this charge so I want to clarify it, Andrew, the best we can. Isn’t the right way to think about this that historically sales have been overstated given the new return rate that you’re assuming? And while you’re accruing a charge for more than just the last quarter, it’s not quite as simple as saying, add back $5.6? Is that right?

Andrew Guggenhime - PDL BioPharma - CFO

Yes, I think it’s somewhat challenging to explain. But the prior estimates that we made with respect to return reserves were reasonable based on the information we had at the time the estimates were made and we began obviously making those estimates commencing to a small degree in Q1 2005 and then subsequently. Based on returns experienced in the second quarter this year as well as additional visibility in the channel we essentially changed our estimates to reflect what we thought was a more appropriate level of expected future returns to a higher level. In the current period. So it is a current period charge to reflect the change in estimate. Going forward, we would expect to continue to reserve at similar levels but recognize that the change in estimates in the current period of Q2 2006 is to essentially get revenue recognized over the prior four, five quarters, to that level.

Craig Parker - Lehman Brothers - Analyst

But if you were to apply the Q2 net versus gross rate your Q1 numbers would be lower, correct?

Andrew Guggenhime - PDL BioPharma - CFO

Ask that again, Craig?

Craig Parker - Lehman Brothers - Analyst

If you were to apply the new net versus gross sales.

Andrew Guggenhime - PDL BioPharma - CFO

In Q2?

Craig Parker - Lehman Brothers - Analyst

What you are applying in Q2, if you were to apply that to Q1, the Q1 product sales would have been lower. Is that correct?

Andrew Guggenhime - PDL BioPharma - CFO

Theoretically I guess, yes, that’s correct.

Craig Parker - Lehman Brothers - Analyst

So can you give us the volume changes quarter over quarter just so it’s absolutely unambiguous really what the underlying trends were?

Andrew Guggenhime - PDL BioPharma - CFO

It’s actually not how, I mean because it is truly a current period change in estimate. Truly the charge is a charge in the second quarter of the year. I see where you are getting —

Craig Parker - Lehman Brothers - Analyst

Everyone is just going to add it back, Andrew, but it’s quite not that simple as saying you would have done $44 million in the quarter.

Andrew Guggenhime - PDL BioPharma - CFO

I see where you are going, Craig. I think really looking at, maybe we need to follow up just in term of the underlying kind of demand the NDC or gross sales level. But it’s not as simple as kind of retroactively applying that $5.6 million across five quarters because truly from an accounting standpoint it’s a current period change in estimate.

Craig Parker - Lehman Brothers - Analyst

I will just follow up — maybe I could ask it. Maybe I could ask a different question, also. You commented on a 47% change in the thrombolytic market. What segment of the market are you referring to because clearly that’s not of the whole thrombolytic market? 47% volume share I realize you said.

Andrew Guggenhime - PDL BioPharma - CFO

We are looking in the thrombolytics market.

Craig Parker - Lehman Brothers - Analyst

All indications?

Mark McDade - PDL BioPharma - CEO

In AMI.

Craig Parker - Lehman Brothers - Analyst

Great. Thank you.

Operator

We will take our next question from Tom McGahren with Merrill Lynch.

Thomas McGahren - Merrill Lynch - Analyst

Thanks, hi, everyone. First question has to do with R&D spending. With the loss of terlipressin, HuZAF, and it looks like going for Nuvion, I’m curious as to why would you reduce your R&D guidance? And second question on Retavase.

Andrew Guggenhime - PDL BioPharma - CFO

It’s Andrew, I will take that question. I think with respect to the first part of the your question, terlipressin, recognize that was a partnered program so ultimately much of our costs in that program would have been reflected if the product had been approved and launched over subsequent periods. In terms of looking at the overall activities, clearly certain initiatives, terlipressin being one, the delays in Nuvion being another, pushed out some spend from Q2 into later quarters. But at this time having only updated our guidance three months ago and based on the numerous activities on the plate which include significant ramp up in a number of programs, daclizumab, Nuvion, ularitide, we don’t believe it’s prudent at this time to update our guidance with respect to expenses.

Thomas McGahren - Merrill Lynch - Analyst

Okay. That’s fair. And then just a second question on Retavase, I think in the first quarter you reported Retavase sales of around $5.8 million, maybe not on the quarter call but at your R&D update there but that was a 45% capture rate. NDC had you at about $12.8 million, and reported about $5.8 million in this quarter, and NDC had you at about $13 million and reported $8.1 million in Retavase sales. I was wondering if you could walk through how you net out your sales there?

Andrew Guggenhime - PDL BioPharma - CFO

I think you just, looking at the numbers you’ve got them and we have seen obviously a nice uptick in Retavase Q2 over Q1 largely attributable to our increase in market share. As I said the NDC data while a fairly good approximation isn’t necessarily the perfect representation of our underlying net sales data. I would say, however, that the channel activity really was not a contributor in our sales quarter over quarter.

Thomas McGahren - Merrill Lynch - Analyst

Okay. Thanks a lot.

Operator

Next, Katherine Xu with Pacific Growth Equities.

Katherin Xu - Pacific Growth Equities - Analyst

Hi, I have a question with regard to ularitide. There’s a big study on Metracor that is going to take place. So how would that actually impact your ularitide enrollment time line and potential challenges there?

Mark McDade - PDL BioPharma - CEO

We are certainly well aware of the public announcements regarding a Nesiritide study of up to 7,000 patients. We believe that we are ahead in terms of when our study will be initiated as we intend to begin enrolling patients at the end of this year. Whereas we don’t believe they will be enrolling until sometime next year at the earliest. We also have been working very closely with our steering committee and with experts in the field to identify the appropriate sites and we’ve been able to identify a large number of sites that are eager to participate in this study. So we will be using up to 400 sites in order to maintain the accrual rates that we think are appropriate for a study of this magnitude.

Katherin Xu - Pacific Growth Equities - Analyst

Great. Thank you.

Operator

We will take our next question from Jason Zhang with Prudential Equity.

Jason Zhang - Prudential - Analyst

Thanks. Andrew, I have a question — the three ESP products. Thanks for being clear as to individual product sales. Why exactly was the 2005 third quarter Retavase sales, the three product sales, I don’t think we ever know the 2005 product sales for only the three products. Can you give us that number now?

Andrew Guggenhime - PDL BioPharma - CFO

You are talking about, Jason, the actual net product sales breakdown by a particular product?

Jason Zhang - Prudential - Analyst

No, just the total of the three for 2005. Excluding other generic sales that were also included in the product sales.

Andrew Guggenhime - PDL BioPharma - CFO

Let us follow up with you, I think we need to probably do that in the form if we are going to disclose it that’s more broadly available than in the call. So let us go back. I see your question, Jason, which is just looking at the product that we currently sell with the apples-to-apples versus prior quarters.

Jason Zhang - Prudential - Analyst

Right. And a question for Steve, I wanted to just clarify your ularitide program. The first trial as we know is a 3,000 trial that will start in the fourth quarter. The second one was a 300 patient trial?

Steven Benner - PDL BioPharma - SVP, CMO

That’s correct, it’s a 300 patient trial, a very similar patient population but a study that will include hemodynamic assessment using a catheter to measure pulmonary capillary wedge pressure.

Jason Zhang - Prudential - Analyst

You said this was a registration trial, maybe I heard it wrong.

Steven Benner - PDL BioPharma - SVP, CMO

Those two trials will serve as the basis for registration in the EU.

Jason Zhang - Prudential - Analyst

Okay. And then is the U.S. trial already started?

Steven Benner - PDL BioPharma - SVP, CMO

The U.S. trial under our IND will start this year, we will begin enrolling patients.

Jason Zhang - Prudential - Analyst

Okay. And then a question on terlipressin, and I guess the question was asked, is if you basically stop pursuing that, is the contribution to your R&D save significant or not?

Steven Benner - PDL BioPharma - SVP, CMO

I don’t believe that that would be the case because the trial that was just completed was intended to serve as the basis of registration.

Jason Zhang - Prudential - Analyst

Do you intend to follow — ?

Steven Benner - PDL BioPharma - SVP, CMO

We are not — future costs for trials related to development that were included in our estimates. If we get feedback from the agency we will consider whether or not it’s appropriate for us to continue the development of this given the other priorities that we have as a company.

Jason Zhang - Prudential - Analyst

Okay. Thanks.

Operator

We’ll take our next question from Joel Schwartz with Leerink Swann.

Kate Carr - Leerink Swann & Co. - Analyst

Actually this is Kate Carr in for Joseph Schwartz. I just wanted to know for the terlipressin program which element of treatment failure ruled the results? If you have three elements for the treatment criteria for dialysis, at any time during treatment, death and serum creatinine at or above base line at day seven or later?

Steven Benner - PDL BioPharma - SVP, CMO

Okay. The way in which that trial was run, patients that went on to get dialysis before day 14 or those patients that went on to receive a liver transplant were censored in the protocol defined analysis and did not contribute to the primary treatment outcome. So the real change here was whether or not those patients were alive and had repeat measurements of serum creatinine less than 1.5 and while there was a trend towards a higher number of those patients in the terlipressin group it did not reach statistical significance.

Kate Carr - Leerink Swann & Co. - Analyst

Can you comment about the P values that you have seen in the trial?

Steven Benner - PDL BioPharma - SVP, CMO

No, we are intending to submit an abstract. The investigators are hopefully going to the ASSLD meeting which will be held in the fall. That will be the first full presentation that we’ll have of all the scientific data.

Kate Carr - Leerink Swann & Co. - Analyst

And could you comment about how the drug was tolerated as a vasoconstrictor.

Steven Benner - PDL BioPharma - SVP, CMO

The side effect profile was consistent with its mechanism of action. But overall in this very sick patient population where there were AEs and SAE’s in both treatment groups appeared to be relatively similar across the two treatments.

Kate Carr - Leerink Swann & Co. -Analyst

Okay. Thank you very much.

Operator

Next question, Mark Monane with Needham and Company. Mr. Monane, your line is now open if you have a question or comment. Hearing no response, we will move to Craig Parker from Lehman Brothers.

Craig Parker - Lehman Brothers - Analyst

Hi, thanks for letting me follow up. Andrew, your statement that a third of sales of I think you said Cardene ESP products in total was in the fourth quarter, I think that’s only because you didn’t close the deal until the end of the first quarter, isn’t it?

Andrew Guggenhime - PDL BioPharma - CFO

Yeah, I’m actually not referring to all our revenue but just looking at NDC data over the 2003, 2004, 2005, take those three years and look at either on a revenue or unit basis.

Craig Parker - Lehman Brothers - Analyst

Great. Thanks for clarifying that. Steve, can you remind me how many sites there are in the Nuvion study?

Steven Benner - PDL BioPharma - SVP, CMO

There will be a total of 75 sites.

Craig Parker - Lehman Brothers - Analyst

Less than one patient every six months for the remainder of the study, is that right, if I did that math right?

Steven Benner - PDL BioPharma - SVP, CMO

We are is still getting sites up and running.

Craig Parker - Lehman Brothers - Analyst

Thank you.

Steven Benner - PDL BioPharma - SVP, CMO

Thanks.

Operator

There appears to be no further questions at this time.

Ami Knoefler - PDL BioPharma - Senior Director, Corporate and IR

Great. Thank you all for participating today and just as a reminder, the management team is available for any further follow up calls. If you can direct those to our Investor Relations department we will field them from there. Thank you very much.